Exhibit 5.1

December 7, 2023

CMS Energy Corporation

One Energy Plaza

Jackson, MI 49201

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Chief Compliance Officer of CMS Energy Corporation, a Michigan corporation (the “Company”), and have acted as such in connection with the issuance and sale by the Company from time to time of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) having an aggregate sales price of up to $1,000,000,000 (the “Shares”) pursuant to the prospectus supplement dated December 7, 2023 (the “Prospectus Supplement”) supplementing the prospectus dated February 27, 2023 that forms a part of the Registration Statement on Form S-3 (File No. 333-270060) (the “Registration Statement”) filed by the Company and Consumers Energy Company, a Michigan corporation, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold from time to time pursuant to (i) an equity distribution agreement, dated December 7, 2023, (the “Agreement”) among the Company and Barclays Bank PLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, Royal Bank of Canada and The Bank of Nova Scotia, each in its capacity as purchaser under any Confirmation (as defined therein) (each, a “Forward Purchaser” and, together, the “Forward Purchasers”), and Barclays Capital Inc., J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC and Scotia Capital (USA) Inc., each in its capacity as agent for the Company and/or principal in connection with the offering and sale of any Issuance Shares (as defined therein) (each, an “Agent” and, together, the “Agents”), and each in its capacity as agent for each Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares (as defined therein) (each, a “Forward Seller” and, together, the “Forward Sellers”) and (ii) one or more master confirmations for forward sale transactions by and between the Company and a Forward Purchaser, as supplemented by a supplemental confirmation (each master confirmation as so supplemented, a “Confirmation”).

In rendering this opinion letter, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith, the Restated Articles of Incorporation of the Company, as amended (the “CMS Articles of Incorporation”), currently in effect, the Amended and Restated By-laws of the Company (the “CMS Bylaws”) currently in effect, the resolutions of the Board of Directors of the Company dated November 11, 2022 relating to the Registration Statement filed February 27, 2023 and November 10, 2023 relating to the sale of the Shares pursuant to an equity offering program and the resolutions of the Special Financing Committee of the Board of Directors of the Company dated December 6, 2023 relating to the Agreement (the “Financing Committee Resolutions”). I have also examined, or have arranged for the examination by an attorney or attorneys under my general supervision, originals, or copies of originals certified to my satisfaction, of such records of the Company and of such agreements, documents, certificates, statements of governmental officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites on the internet, and the authenticity of the originals of such latter documents. As to facts and other matters relevant to the opinions expressed herein, I have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, (a) certificates, letters and oral and written statements and representations of public officials, officers and other representatives of the Company, accountants for the Company, and others, and (b) the representations and warranties in the Agreement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is my opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Michigan.

2.	The Shares have been duly authorized by the Company for issuance and sale pursuant to the Agreement and the Confirmations.

3.	When (i) the purchase price or prices for the Shares and the number of the Shares (in any case in an aggregate sales price not to exceed $1,000,000,000) to be offered and sold from time to time have been duly established and approved by the authorized officers of the Company in accordance with the Financing Committee Resolutions and agreed upon by the Company and the respective purchasers of the Shares, and (ii) the Shares have been duly issued and delivered by the Company against payment of such purchase price or prices (or, in the case of Confirmations, in net share settlement thereof), as the case may be, in accordance with the Agreement or any Confirmation, as applicable, after deduction from such purchase price or prices of each Agent’s commission and such other amounts, if any, as may be deducted therefrom in accordance with the Agreement or any Confirmation, as applicable, the Shares will be validly issued, fully paid and nonassessable; provided, that (A) the purchase price per Share paid by purchasers is equal to or in excess of the par value per share of Common Stock and in excess of any minimum purchase price, and within any other parameters, established by the authorized officers of the Company in accordance with the Financing Committee Resolutions and (B) the aggregate number of Shares issued and issuable pursuant to the Agreement and the Confirmations, when taken together with the other issued and outstanding Common Stock (including any treasury shares), does not exceed the number of authorized Common Stock set forth in the CMS Articles of Incorporation.

For the purposes of this opinion, I have assumed that, at the time of the issuance, sale and delivery of the Shares pursuant to the Agreement or any Confirmation: (i) any Shares being offered will be issued and sold as contemplated in the Prospectus Supplement (as amended or supplemented); (ii) the issuance of the Shares will not (a) contravene the CMS Articles of Incorporation or CMS Bylaws, (b) violate any law, rule or regulation applicable to the Company or (c) result in any conflict with or breach of any agreement or document binding on the Company; (iii) the authorization thereof by the Company will not have been modified or rescinded; (iv) the CMS Articles of Incorporation and the CMS Bylaws, as currently in effect, as applicable, will not have been modified or amended and will be in full force and effect.

I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the offer or sale of the Shares.

I am a member of the bar of the State of Michigan and I express no opinion as to the laws of any jurisdiction other than the State of Michigan and the federal law of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof which will be incorporated by reference into the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission.

Truly yours,

/s/ Melissa M. Gleespen

Melissa M. Gleespen